UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No.     )

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The Gorman-Rupp Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE GORMAN-RUPP COMPANY

Notice of 2018 Annual Meeting of Shareholders

600 South Airport Road Mansfield, OH 44903	April 26, 2018 10:00 a.m. Eastern Time

Items of Business

1.	Fix the number of Directors of the Company at eight and to elect eight Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers;

3.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company during the year ending December 31, 2018; and

4.	Conduct such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date
Close of business on March 5, 2018

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 26, 2018 — This Notice of Annual Meeting of Shareholders, Proxy Statement and related Proxy Card and the Company’s 2017 Annual Report to Shareholders are available at http://www.proxyvote.com. To access the proxy materials you will need to enter the 16-digit control number located on the proxy card.

You may vote by internet by following the instructions on the enclosed proxy card, or by signing and submitting your enclosed proxy card and returning it in the enclosed envelope (which requires no postage if mailed in the United States), regardless of whether you plan to attend the Annual Meeting.

By Order of the Board of Directors

BRIGETTE A. BURNELL
General Counsel and Corporate Secretary

March 23, 2018

Summary of Annual Meeting Proposals

This summary highlights information contained elsewhere in this Proxy Statement.  It does not contain all of the information you should consider.  You should read the entire Proxy Statement before voting.

	Proposal	Recommendation of the Board

1.	Election of Directors	FOR each of the nominees

Eight Director Nominees:
James C. Gorman, Chairman of the Board
Jeffrey S. Gorman, President and Chief Executive Officer
M. Ann Harlan (Independent)
Thomas E. Hoaglin (Independent)
Christopher H. Lake (Independent)
Kenneth R. Reynolds (Independent)
Rick R. Taylor (Independent)
W. Wayne Walston (Independent)

Director Term: One Year Director Election: Plurality of votes cast

2.	Advisory Vote on the Compensation of the Company’s Named Executive Officers	FOR

Compensation Highlights:

Pay for Performance: Yes No Pledging and Hedging Policy: Yes Recoupment Policy: Yes Utilize Performance-Based Restricted Shares: Yes

3.	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm	FOR

PROXY STATEMENT
March 23, 2018

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is being furnished to shareholders of The Gorman-Rupp Company (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies for use at the Annual Meeting of the Shareholders (the “Meeting”) to be held at the Company’s Corporate Headquarters, 600 South Airport Road, Mansfield, Ohio, at 10:00 a.m., Eastern Time, on Thursday, April 26, 2018. Holders of Common Shares of record at the close of business on March 5, 2018 are the only shareholders entitled to notice of and to vote at the Meeting.

A shareholder, without affecting any vote previously taken, may revoke their proxy by the execution and delivery to the Company of a later dated proxy with respect to the same shares, or by giving notice of revocation to the Company in writing or at the Meeting. The presence at the Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 5, 2018, the record date for the determination of persons entitled to vote at the Meeting, there were 26,106,623 Common Shares outstanding. Each Common Share is entitled to one vote on each proposal.

The mailing address of the principal executive office of the Company is P.O. Box 1217, Mansfield, Ohio 44901-1217. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 23, 2018.

A quorum will be present at the Meeting if there are present, in person or by proxy, shareholders of record entitled to exercise at least 50% of the voting power of the Company with respect to at least one of the purposes for which the Meeting was called.

With respect to the election of Directors (Proposal No. 1), the eight nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will not be voted for or withheld from the election of directors and thus will have no effect on the election of directors.

If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors be cumulative, and if announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as they possess at such election. Under cumulative voting, a shareholder controls voting power equal to the number of votes which they otherwise would have been entitled to cast multiplied by the number of Directors to be elected. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as they may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the candidates nominated by the Board of Directors, except that if such voting should for any reason not be effective to elect all of the nominees named in this Proxy Statement, then such votes will be cast so as to maximize the number of the Board of Directors’ nominees elected to the Board.

With respect to the advisory vote to approve the compensation of the Company’s named Executive Officers (Proposal No. 2), and the ratification of the independent registered public accounting firm (Proposal No. 3), the affirmative vote of a majority of the votes cast is necessary to approve each such proposal. Abstentions and broker non-votes will not be voted for or against such proposals and will not be counted in the number of votes cast on such proposals.

Brokerage firms have the authority to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Proposal No. 3 is a routine matter, but the other proposals in this proxy statement are non-routine matters.

Our Board of Directors recommends that you vote FOR the election of each of the 2018 director nominees

ELECTION OF DIRECTORS

(Proposal No. 1)

All Directors will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted in the manner directed therein. If no such direction is provided, proxies received are intended to be voted in favor of fixing the number of Directors at eight and for the election of the nominees named below. Each of the nominees is presently a Director of the Company. Mr. Jeffrey S. Gorman is the son of Mr. James C. Gorman.

In the event that any of the nominees should become unavailable, which the Board of Directors does not anticipate, proxies are intended to be voted in favor of fixing the number of Directors at a lesser number equal to the number of available Board-designated nominees or for the election of a substitute nominee or nominees designated by the Board of Directors, in the discretion of the persons appointed as proxy holders. If cumulative voting in the election of directors is invoked at a time when any of the nominees become unavailable, unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the available candidates nominated by the Board, except that, the proxies may be voted cumulatively for less than the entire number of candidates nominated by the Board if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

Director Nominees

James C. Gorman Age: 93 Director of the Company since 1946 Chairman of the Board
James C. Gorman is Chairman of the Board and son of J.C. Gorman, co-founder of the Company. Mr. Gorman has been Chairman of the Board since 1989 and served as the Company’s President from 1964 until 1989, and as Chief Executive Officer from 1964 until 1996. Mr. Gorman also served on the Board of Directors of United Telephone Company of Ohio for 20 years and was Treasurer of a multi-million dollar international not-for-profit entity for 35 years.

Mr. Gorman was instrumental in the Company’s development and growth for more than 30 years as President and Chief Executive Officer and for 11 years in sales, and therefore is highly knowledgeable about the pump industry and the Company’s products, customers and competitors.

Jeffrey S. Gorman Age: 65 Director of the Company since 1989 President and Chief Executive Officer
Jeffrey S. Gorman is President and Chief Executive Officer of the Company. He was elected to these offices on May 1, 1998, after having served as Senior Vice President since 1996. He also served as General Manager of Gorman-Rupp Pumps USA from 1989 through 2005 after service as Assistant General Manager from 1986 to 1988. Additionally, he held the office of Corporate Secretary from 1982 to 1990. Mr. Gorman is a member of the Board of Directors of Mechanics Bank, Mansfield, Ohio and former Chairman of the Ohio Chamber of Commerce.

Mr. Gorman has been instrumental in continuing the Company’s development and growth for more than 30 years, especially with respect to its acquisitions and its international growth. He also is highly knowledgeable about the pump industry and the Company’s products, customers and competitors.

M. Ann Harlan Age: 58 Director of the Company since 2009 Independent
M. Ann Harlan is the retired Vice President and General Counsel of the J.M. Smucker Company (“Smucker”), a New York Stock Exchange (“NYSE”) publicly-traded food manufacturer. From January 1998 to January 2011, Ms. Harlan was a member of the Smucker executive management team responsible for setting and implementing corporate strategy and has broad experience with corporate governance issues and requirements of the NYSE, the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002. In addition, Ms. Harlan is a founder and Co-CEO of Harlan Peterson Partners.  She is also a member of the Advisory Board of Gates Group Capital Partners and serves on the Board of Trustees of University Hospitals Health System, Inc., the Board of Directors of FlavorX and is the immediate past chair of the Board of The First Tee of Cleveland. From 2010 until its sale to Archer Daniels Midland in 2015, Ms. Harlan was also a Director of Eatem Foods Company.

Ms. Harlan has 13 years of experience as senior legal counsel at Smucker, which has significant family ownership and family senior management generally comparable to the ownership structure of the Company. She has extensive mergers and acquisition experience with Smucker and 15 years prior related experience with a major law firm. She also has broad experience with public company governance issues, executive compensation and equity compensation plan development and administration as well as human resources issues.

Thomas E. Hoaglin Age: 68 Director of the Company since 1993 and previously served as a Director from 1986 - 1989 Independent
Thomas E. Hoaglin served as Chairman, President and Chief Executive Officer of Huntington Bancshares, Inc., a publicly-traded financial institution, from 2001 to his retirement in February 2009. Mr. Hoaglin is currently a Director of American Electric Power Company, Inc., a NYSE publicly traded electric utility holding company, where he is the Lead Independent Director, Chair of the Committee on Directors and Corporate Governance and also serves on the Human Resources (Compensation) Committee, Executive Committee and Policy Committee. Mr. Hoaglin is a Director of The Jeffrey Company and serves as member of the National Association of Corporate Directors Nominating and Governance Committee Chair Advisory Council.

Mr. Hoaglin qualifies as an “audit committee financial expert” under SEC rules, in connection with his service as Chair of the Audit Committee. He has extensive major-corporation executive management experience and extensive board of directors’ experience in governance and executive compensation matters of publicly-held companies.

Christopher H. Lake Age: 53 Director of the Company since 2000 Independent
Christopher H. Lake has been President and Chief Operating Officer of SRI Quality System Registrar, an international third party ISO registrar and certification audit firm, since December 2005, after having served as Vice President from July to December 2005. The firm has operations in the United States, Asia and the European Union. Mr. Lake served as President of Dean & Lake Consulting, Inc., a regional consulting group that focused on operations and product development from 2001 to July 2005. Previously, Mr. Lake was Principal and Industry Executive for a Fortune 500 global consulting company.

Mr. Lake has major corporate service and operations experience with large service, banking and telecommunications clients. He also has extensive experience providing information technology services to large domestic and international companies.

Kenneth R. Reynolds Age: 59 Director of the Company since 2014 Independent
Kenneth R. Reynolds serves on the Board of Directors of Ariel Corporation in addition to being the company’s Executive Vice President and Treasurer.  He previously served as its Chief Financial Officer from 1997 to 2016.  Ariel has been a major designer and manufacturer of a wide variety of compressors for diverse global petroleum markets for over 50 years. Its compressors are in service worldwide in refineries, gas fields, pipeline service and gas gathering, making it a world leader in gas compression. Previously, Mr. Reynolds, a Certified Public Accountant, was a partner with a regional public accounting firm which he joined following his college graduation.

Mr. Reynolds has over 30 years of financial systems management and reporting experience and qualifies as an “audit committee financial expert” under SEC rules for service on the Audit Committee. Additionally, Mr. Reynolds has extensive international Fortune 500 customer experience with major petroleum producers and capital goods manufacturers.

Rick R. Taylor Age: 70 Director of the Company since 2003 Independent
Rick R. Taylor has been President of Jay Industries, Inc., a Tier 1 automotive parts manufacturer, since 1985, and Chief Executive Officer of Nanogate Jay Systems, the U.S. subsidiary of Nanogate A.G., a German company, since 2017.  Jay Industries also is a Tier 2 parts manufacturer for several other industrial companies. In addition, Mr. Taylor has been President of Longview Steel Corporation, a steel wholesaler, since 1999. Mr. Taylor has been a Director of Park National Corporation, a NYSE publicly traded regional bank holding company, since 1995, where he serves on the Investment Committee and the Risk Committee.

Mr. Taylor’s major company manufacturing experience spans over 40 years. He has extensive international supply chain experience, and board of directors’ experience, including investment management and risk management.

W. Wayne Walston Age: 75 Director of the Company since 1999 Independent
W. Wayne Walston is the retired Senior Counsel in the Warsaw, Indiana office of Beers Mallers Backs & Salin, LLP (attorneys) (“Beers Mallers”).  From January 2013 to November 2016, Mr. Walston served as Senior Counsel of Beers Mallers, after having served as Partner since January 2008.  Prior to that, Mr. Walston was a partner in Miner Lemon & Walston, LLP from January 2007, and owner of the Walston Elder Law Office from July 2003 through December 2006. Mr. Walston previously was an officer of Sprint Corporation for 14 years as Legal and External Affairs officer; he also served as Secretary to the Board of Directors of five separate state operating entities.

Mr. Walston has extensive experience with labor and employment relations, antitrust compliance, SEC compliance, state regulatory compliance for public utilities, legislative and regulatory advocacy, real estate contracts and transactions, product marketing, corporate communications and corporate litigation. He also has extensive major publicly-held company board of directors’ experience, including corporate governance.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Compensation Committee is charged with oversight and periodic review of Non-Employee Director compensation and with recommending any changes to the entire Board of Directors. Directors who are employees of the Company (Messrs. J. C. Gorman and J. S. Gorman) do not receive any compensation for service as Directors.  Non-Employee Directors are compensated by the Company for their services as Directors through a combination of annual cash retainers and stock awards.

The Company’s Non-Employee Directors compensation for 2017 consisted of annual cash retainers of $53,000 each and stock awards of 1,250 shares each effective as of July 3, 2017.  To reflect their additional responsibilities, Chairs of the Compensation Committee and Governance and Nominating Committee received an additional retainer fee of $4,000, and the Chair of the Audit Committee received an additional retainer fee of $8,000.  The lead independent Director received an additional retainer fee of $5,000.

The Company has a stock ownership guidelines policy for its Non-Employee Directors to encourage meaningful stock ownership in the Company.  The policy requires each Non-Employee Director to own shares of stock equal in value to five times his or her annual cash retainer, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

Non-Employee Director Compensation Table

The table below summarizes the total compensation paid for service by each of the Non-Employee Directors of the Company for the year 2017.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
M. Ann Harlan	$62,000(2)	$31,981	$-	$-	$-	$-	$93,981
Thomas E. Hoaglin	61,000(3)	31,981	-	-	-	-	92,981
Christopher H. Lake	57,000(4)	31,981	-	-	-	-	88,981
Kenneth R. Reynolds	53,000	31,981	-	-	-	-	84,981
Rick R. Taylor	53,000	31,981	-	-	-	-	84,981
W. Wayne Walston	53,000	31,981	-	-	-	-	84,981

1)
Each Non-Employee Director received an award of 1,250 Common Shares (from the Company’s treasury shares) under The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan. Each award of 1,250 Common Shares was made effective as of July 3, 2017 and had a market value of $31,981, computed in accordance with FASB ASC Topic 718.

2)	Includes additional retainer fees of $4,000 for Ms. Harlan’s service as Chair of the Governance and Nominating Committee and $5,000 for her service as lead independent Director.

3)	Includes additional retainer fees of $8,000 for Mr. Hoaglin’s service as Chair of the Audit Committee.

4)	Includes additional retainer fees of $4,000 for Mr. Lake’s service as Chair of the Compensation Committee.

CORPORATE GOVERNANCE

Board of Directors and Board Committees

The Company requires that a majority of its Directors must be “independent” as required by the listing standards of the NYSE and SEC rules, or by other regulatory or legislative bodies as may be applicable to the Company. The Board, on an annual basis, makes a determination as to the independence of each Director in accordance with applicable listing standards, rules and regulations. In general, “independent” means that a Director has no “material relationship” with the Company or any of its subsidiaries, other than through his or her service as a Director. The existence of a material relationship must be determined based upon a review of all relevant facts and circumstances, and generally is a relationship that might reasonably be expected to compromise the Director’s ability to maintain his or her independence from management in connection with the Director’s duties.

The Board has approved Corporate Governance Guidelines to provide guidance for the governance of the Company.  The Governance and Nominating Committee is responsible for monitoring these guidelines and reviews these guidelines on an annual basis and, subject to Board approval, makes such revisions as may be necessary or appropriate to reflect new regulatory requirements and evolving corporate governance practices.

Based on an annual review by the Governance and Nominating Committee, the Committee affirmatively determined, after considering all relevant facts and circumstances known to it, that no Non-Employee Director has a material relationship with the Company and that all Non-Employee Directors meet the independence standards of the Company’s Corporate Governance Guidelines, as well as the current independence standards of the NYSE and SEC corporate governance requirements for listed companies, and have no relationships or transactions required to be reported by Item 404 of Regulation S-K.

During 2017, a total of five regularly scheduled meetings of the Board of Directors (at least one each quarter) and a total of 16 meetings of all standing Directors’ Committees were held. All Directors attended at least 75% of the aggregate number of meetings held by the Board of Directors and the respective Committees on which they served. In 2017, the “independent” Directors met at every regularly scheduled meeting of the Board of Directors in executive session without the presence of the non-independent Directors and any members of the Company’s management. Members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders, and all Directors were in attendance at the Annual Meeting in 2017.

At the April 27, 2017 annual reorganizational meeting of the Board of Directors, M. Ann Harlan was re-elected by the independent Directors as lead independent Director, to serve for an additional one year term. The lead independent Director is responsible for coordinating the activities of the other independent Directors and has the authority to preside at all meetings of the Board of Directors at which the Chairman of the Board is not present. The lead independent Director serves as principal liaison on Board-wide issues between the independent Directors and the Chairman of the Board, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent Director also may recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by shareholders, when appropriate, the lead independent Director also will be available for consultation and direct communication.

The Board completes annual performance evaluations of the Board, as well as the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, to assist in determining whether the Board and its Committees are functioning effectively.  Annually, the Board and each of its Committees complete self-evaluations and review and discuss the results.  The Governance and Nominating Committee oversees this process.

The Board of Directors has three separately designated standing Committees: (1) Audit Committee; (2) Compensation Committee; and (3) Governance and Nominating Committee. All members of each Committee are independent Directors. Each Committee is governed by a written charter adopted by the Board of Directors detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. The Board Committees’ charters are available in their entirety on the Company’s website at http://www.gormanrupp.com.

The table below shows current members of each of the Committees and the number of meetings held by each standing Committee in 2017.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee
M. Ann Harlan	✓		Chair
Thomas E. Hoaglin	Chair		✓
Christopher H. Lake	✓	Chair
Kenneth R. Reynolds	✓	✓
Rick R. Taylor		✓	✓
W. Wayne Walston		✓	✓
Number of Meetings	6	5	5

Audit Committee

The principal functions of the Audit Committee include the authority and responsibility to:

•	Engage the Company’s independent registered public accounting firm and review the scope of the audit of the Company’s consolidated financial statements;
•	Approve fees to be paid to the independent registered accounting firm for the agreed-upon-services;
•	Consider comments made by the independent registered public accountants with respect to internal controls and financial reporting and related actions taken by management;
•	Review internal accounting systems, procedures and controls with the Company’s internal auditor and financial staff;
•	Review any non-audit services provided by the independent registered public accounting firm;
•	Provide organizational oversight of the Company’s enterprise risk management plan;
•	Oversee the Company’s internal audit function, including approving the annual internal audit plan.

Compensation Committee

The principal functions of the Compensation Committee include the authority and responsibility to:

•	Evaluate, develop and monitor compensation policies and programs for the Company’s officers and Non-Employee Directors;
•	Recommend the salaries, profit sharing and long-term incentive compensation for the officers;
•	Oversee the administration, funding and investment performance of the defined benefit pension plan and the defined contribution retirement plans of the Company.

A more comprehensive description of the Compensation Committee’s functions regarding the consideration and determination of officer compensation is set forth under the caption “Compensation Discussion and Analysis.”

Governance and Nominating Committee

The principal functions of the Governance and Nominating Committee include the authority and responsibility to:

•	Identify, evaluate and recommend individuals for nomination as members of the Board of Directors;
•	Develop a succession plan for the Company’s Chief Executive Officer and other Executive Officers;
•	Develop a succession plan for other corporate officers and operating executives;
•	Oversee the annual evaluation of the performance of the Board and its Committees;
•	Periodically review the Board Committees’ charters and the Corporate Governance Guidelines for compliance with evolving regulations and Board-desired corporate goals;
•	Monitor the availability of training and professional education programs suitable for Directors for enhancement of their Board and Committee responsibilities.

The Governance and Nominating Committee charter incorporates the Company’s policies and procedures by which to consider recommendations from shareholders for Director nominees. Any shareholder wishing to propose a candidate may do so by delivering a typewritten or legible hand-written communication to the Company’s Corporate Secretary. The submission should provide detailed business and personal biographical data about the candidate, and include a brief analysis explaining why the individual is well-qualified to become a Director nominee. All recommendations will be acknowledged by the Corporate Secretary and promptly referred to the Governance and Nominating Committee for evaluation.

The Governance and Nominating Committee has not specified any particular set of skills, qualities or diversities that is required for a Director candidate. All Director candidates, including any recommended by shareholders, are first evaluated based upon their (i) integrity, strength of character, practical wisdom and mature judgment; (ii) business and financial expertise and experience; (iii) intellect to comprehend the issues confronting the Company; and (iv) availability of adequate time to devote to the affairs of the Company and attend Board and Committee meetings. The Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. New Director candidates are subject to a background check performed by the Governance and Nominating Committee. In addition, the candidate will be personally interviewed by one or more Governance and Nominating Committee members before he or she is nominated for election to the Board of Directors. In considering candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of their skills, qualities or diversities. With respect to the nomination of continuing Directors for re-election, the individual’s historical contributions to the Board are also considered.

Risk Oversight

The Board of Directors believes that control and management of risk are primary responsibilities of senior management of the Company. As a general matter, the entire Board of Directors is responsible for oversight of this important senior management function. The Audit Committee is responsible to the Board for the organizational oversight of the Company’s comprehensive enterprise risk management plan. Additional oversight of some functional risks is performed by specific Board Committees, e.g., financial reporting risks are overseen by the Audit Committee; personnel selection, evaluation, retention and compensation risks and benefit plan investment risks are overseen by the Compensation Committee; and Chief Executive Officer, Executive Officer, other corporate officer, key operating executive and Director succession planning risks are overseen by the Governance and Nominating Committee. The results of each Committee’s oversight are reported regularly to the entire Board of Directors.

Company Leadership Organization

Upon election of Mr. J.S. Gorman as Chief Executive Officer of the Company on May 1, 1998, the Company separated the offices of Board Chairman and Chief Executive Officer because it believed this division more clearly delineated their respective responsibilities. This separation currently provides for the Chairman to focus on Board of Director responsibilities and for the Chief Executive Officer to focus on the Company’s executive, administrative and operating responsibilities. Given their respective service years with the Company, the Company believes this structure is most appropriate currently for conducting its business and its responsibilities to its employees, customers and suppliers, to its shareholders and Directors, and to its community and regulatory agencies.

Related Party Transactions

The Company has no relationships or transactions required to be reported by Item 404 of Regulation S-K. Although the Company does not have a specific written policy regarding review, approval or ratification of related party transactions, the Company has a formal annual review process for such transactions at all locations, and the Board of Directors has the authority to review and approve all related party transactions defined as those transactions required to be disclosed under Item 404 of Regulation S-K. Review and approval of related party transactions also would be evidenced through the Company’s Code of Ethics compliance, annual completion of the Company’s Directors & Officers Questionnaires and discussion at Board meetings, or addressed in unanimous written actions in lieu of a Board meeting, if applicable.

AUDIT COMMITTEE REPORT

The Audit Committee has submitted the following report to the Board of Directors:

(i)
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017 and the assessment of the Company’s internal controls over financial reporting with the Company’s management and the Company’s independent registered public accountants, Ernst & Young LLP;

(ii)
The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

(iii)
The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accountants required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed the issue of independence, including the provision of non-audit services to the Company, with the independent registered public accountants;

(iv)
With respect to the provision of non-audit services to the Company, the Audit Committee has obtained a written statement from the Company’s independent registered public accountants that they have not rendered any non-audit services prohibited by SEC and PCAOB rules relating to auditor independence, and that the delivery of any permitted non-audit services has not and will not impair their independence;

(v)
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, to be filed with the SEC; and

(vi)	In general, the Audit Committee has fulfilled its commitments in accordance with its charter.

Members of the Audit Committee are also “independent” in accordance with the additional listing standards of the NYSE, and two of the members (including the Chair) qualify as an “audit committee financial expert” in accordance with SEC rules.

The foregoing report has been furnished by members of the Audit Committee:

Thomas E. Hoaglin, Chair
M. Ann Harlan
Christopher H. Lake
Kenneth R. Reynolds

Compensation Committee Interlocks and Insider Participation

Each of the following Directors served as a member of the Compensation Committee during the fiscal year ended December 31, 2017: Christopher H. Lake, Kenneth R. Reynolds, Rick R. Taylor and W. Wayne Walston. During 2017, no Company Executive Officer or Director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has submitted the following report to the Board of Directors:

(i)	The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management; and

(ii)
Based on the review and discussions referred to in the preceding paragraph, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement in connection with the 2018 Annual Meeting of the Company’s Shareholders.

The foregoing report has been furnished by members of the Compensation Committee:

Christopher H. Lake, Chair
Kenneth R. Reynolds
Rick R. Taylor
W. Wayne Walston

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s officer compensation program and how it applies to the Company’s Chief Executive Officer and its other officers (collectively, the “Officers”), including its four named executive officers (“Executive Officers”) identified in our Summary Compensation Table.

Overview

The Gorman-Rupp Company has a long and continuing focus on building profitability and consistently delivering increased value to our shareholders. To accomplish this goal, the Company’s Officer compensation program is designed to encourage and reward leadership, initiative, teamwork and top-quality performances among the Officers.

The Compensation Committee (the “Committee”) of the Board of Directors is authorized to:

•	Review and evaluate the compensation policies and programs for the Officers;
•	Review, at least annually, the Chief Executive Officer’s progress assessments of the other Officers and to evaluate the Chief Executive Officer’s progress assessment;
•	Review and recommend the annual salaries, profit sharing and long-term incentive compensation determinations for the Executive Officers to the Board of Directors; and
•	Review the compensation of Non-Employee Directors (“Directors”) and submit any suggested recommendations for changes to the Directors for review.

Four independent Directors comprise the Committee. Their responsibilities are carried out pursuant to authority delegated by the Board of Directors and in accordance with the federal securities laws and other applicable laws and regulations and the Committee’s charter.

Philosophy and Objectives

Under the Committee’s oversight, the Company has formulated a compensation philosophy that is intended to assure the provision of fair, competitive and performance-based compensation to the Officers. This philosophy reflects the belief that compensation of the Officers should be consistent with the Company’s historical compensation practices, its culture, its profitability and its long-term shareholder value.

The implementation of the Company’s Officer compensation philosophy seeks (i) to attract and retain a group of talented individuals with the education, experience, skill sets and professional presence deemed best suited for the respective Officer positions; and (ii) to continually motivate those individuals to help the Company achieve its strategic goals and enhance profitability by offering them incentive compensation in the form of profit sharing and equity-based compensation awards driven by the Company’s results of operations and financial condition.

Elements of Compensation

The Company’s Officer compensation program consists of four elements: base salary, profit sharing, performance-based share awards and a component of modest miscellaneous benefits. The Company has not entered into employment contracts with any of the Officers.

Ownership of the Company’s Common Shares by the Officers has continually been considered a worthy goal within the Company to further align Officers’ interests with those of Shareholders. Toward that end, the Company sponsors opportunities to purchase Common Shares, including a partial Company match, aimed at encouraging the Officers, and substantially all other employees, to voluntarily invest in the Common Shares.

The Company has a stock ownership guidelines policy which establishes minimum stock ownership requirements for its Officers, group presidents and other corporate and operating officers to encourage meaningful stock ownership in the Company.  The policy requires each executive, operating president and designated key employees to own shares of stock equal in value ranging from multiples of one times to three times his or her base salary, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

Base Salary and Profit Sharing — Base salaries are premised upon the relative responsibilities of the given Officers and industry surveys and related data. Initial salaries generally are set below competitive levels paid to comparable officers at other entities engaged in the same or similar businesses as the Company based upon Equilar peer data, discussed below under “Annual Review”, and Company philosophy. Subsequently, actual salaries are adjusted periodically based on judgments of each person’s performance, qualifications, accomplishments and expected future contributions in his or her Officer role.

The Company intentionally relies to a significant degree on incentive compensation in the form of profit sharing to attract and retain the Officers. This profit sharing opportunity provides motivation for them to perform to the full extent of their individual abilities and as a team to build total Company profitability and shareholder value on a continuing, long-term basis.

Performance-Based Share Awards — Pursuant to The Gorman-Rupp Company 2015 Omnibus Incentive Plan (the “Incentive Plan”), long-term equity incentive compensation is an element of compensation used to enhance the Company’s compensation program in combination with its succession planning for key personnel and to further align the interests of award recipients with shareholders. Equity incentive compensation has also been selected to facilitate the accumulation of additional Company shares of stock by those most accountable for the Company’s operating results and shareholder value. Equity awards are typically conditioned upon achievement of appropriate performance metrics, however the Compensation Committee may from time to time grant service-based awards or unrestricted shares to certain employees. Recipients of grants of performance-based shares receive a target award of performance-based shares that vest at the end of a three year performance period, based on the levels of achievement of the performance goals established by the Compensation Committee, which may range from 0% to 150% of the target number of performance-based shares. The performance goals for these performance-based shares are based on targeted operating income growth and shareholders’ equity growth, weighted 50% each. The Committee believes the combination of these performance goals selected for the Incentive Plan provides an appropriate balance between earnings-related and growth goals while also focusing on shareholder value growth. Each vested performance-based share represents the right to receive one Common Share of the Company.

In determining the size of the amount of performance-based shares to be granted to our Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other Executive Officers, our short-term and long-term financial and strategic objectives, the Executive Officer’s relative job scope, individual performance history and prior and anticipated future contributions to the Company. After considering these factors, the Compensation Committee determines the amount of performance-based shares to be granted at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Under certain circumstances, including a restatement of financial results by the Company, the grantee may be required to return to the Company performance shares and/or pretax income derived from any disposition of shares previously received if the performance shares would not have been earned based upon the restated financial results.

The three-year performance period for performance-based shares granted to the Officers in 2015 concluded on December 31, 2017.  The performance goals for the 2015-2017 performance period were based on targets for compound annual growth for operating income and shareholders’ equity, weighted 50% each.  At the end of the performance period, operating income growth was below the minimum threshold and shareholders’ equity growth was below the minimum threshold.  Accordingly, no performance-based shares were awarded under the 2015 grants and the shares were forfeited by the grantees.

Other Compensation — The Officers receive a variety of miscellaneous benefits, the value of which is represented for the named Executive Officers under the caption “All Other Compensation” in the Summary Compensation Table. These benefits include taxable life insurance, and Company contributions to the Christmas Savings Plan, the 401(k) Plan, and certain partial matching contribution opportunities under the Employee Stock Purchase Plan. The Company also sponsors a defined benefit pension plan in which two of the Company’s Executive Officers participate as explained under the caption “Pension Benefits.”

Stock Ownership — The Company has long encouraged the Officers to voluntarily invest in the Company’s Common Shares. As a consequence, the Company makes the purchase of its Common Shares convenient, in some cases with partial cash matching contributions from the Company, and in all cases without brokers’ fees or commissions, under an Employee Stock Purchase Plan, a 401(k) Plan and a Dividend Reinvestment Plan. Although the purchase opportunities available through these plans do not constitute elements of Officer compensation, all of the current Officers are shareholders and participate in one or more of the foregoing plans.

Directors, Officers and certain other employees may not engage in hedging transactions related to the Company’s securities, may not engage in short sales, may not purchase or sell put options, call options or other such derivative securities, and may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

Annual Reviews

In devising and maintaining the Company’s Executive Officer compensation program, the Committee requests management to periodically provide data relevant to the compensation paid to officers holding equivalent positions or having similar responsibilities in a group of industrial peers. Such information is obtained from Equilar, a leading independent third-party provider of financial, executive and director compensation data, for their review. Equilar was used by the Company to obtain competitive compensation information from public proxy data for management and the Committee as a general reference to low, mean, median and high compensation ranges and for correlation to similar measures of operating profitability and total shareholder return. The Committee’s current objective is for the Company’s Executive Officers to be compensated at a total level of compensation commensurate with at least the 25th percentile of compensation of comparable capital goods manufacturing companies.

The Committee additionally evaluates the Executive Officers’ progress assessments and the Company’s financial performance in performing its compensation review responsibilities. The Committee also takes into account the outcome of prior shareholders’ advisory votes on executive compensation. The Committee regularly consults with executive management and has the authority if needed to consult with outside accounting, legal and compensation advisors as appropriate in arriving at compensation recommendations, subject to approval by the Board of Directors.

Prior to the Company’s July Board meeting, the Committee reviews with the Chief Executive Officer the recommended annual base salary for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the base salary for the Chief Executive Officer and develops a recommendation therefor. These salary reviews include consideration of the fact that a significant component of total compensation is variable, performance-based profit sharing. The Committee then reports the results of its Executive Officer compensation reviews and recommendations to the Board of Directors.

During July 2017, the Committee reviewed updated Equilar-provided peer information compensation details from 15 other capital goods manufacturing companies listed below, which peer group is unchanged from that used in 2016.

Alamo Group Inc.	Circor International, Inc.	Lydall, Inc.

Altra Industrial Motion Corporation	DMC Global Inc.	NN, Inc.

Ampco-Pittsburgh Corporation	Kadant Inc.	Perma-Pipe International Holdings, Inc.

Badger Meter, Inc.	Lawson Products, Inc.	Tennant Company

Broadwind Energy, Inc.	Lindsay Corporation	Twin Disc, Incorporated

These peer companies reflect similar size, with median revenue of approximately $414 million and annual revenue ranging from approximately $100 million to $845 million, with The Gorman-Rupp Company ranking in the 40th percentile in annual revenue.  The Committee also took into account the favorable outcome of the shareholders’ advisory vote on executive compensation at the Company’s 2017 Annual Meeting of Shareholders. The Board, based on the Committee’s recommendations, approved base salary increases for Executive Officers reflecting the Board’s assessment of all the factors described above.

Following the end of each year and the final preparation of the Company’s audited financial statements, management calculates the total amount of profit sharing available for awarding to the Executive Officers based on the Company’s achieved operating income and the award percentage determined at the beginning of the year. The Chief Executive Officer then determines a recommended allocation of the available profit sharing award pool among the Executive Officers based on the respective Executive Officer’s prior profit sharing award history and their current year progress assessment.

The Committee reviews with the Chief Executive Officer the recommended profit sharing award for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the profit sharing award for the Chief Executive Officer and develops a recommendation therefor. These profit sharing reviews include consideration of the Chief Executive Officer’s progress assessments of the other Officers, and the Committee’s independent progress assessment of the Chief Executive Officer and the Company’s prior profit sharing award history. The Committee then reports the results of its profit sharing reviews and recommendations for the Executive Officers to the Board of Directors for its consideration and approval.

During 2017, the Compensation Committee of the Board of Directors of the Company approved grants of performance-based shares for the Company’s Executive Officers as follows: Jeffrey S. Gorman —6,435  performance-based Common Shares; James C. Kerr — 4,826 performance-based Common Shares; and Brigette A. Burnell — 3,217 performance-based Common Shares. At the time of the 2017 grant, the Compensation Committee recognized that achievement of the three-year performance goals were expected to be very challenging, requiring significant growth from 2016 levels.  The granted shares also may vest to a certain extent in the event of a Change of Control (as defined in the Incentive Plan) of the Company or the death, disability or retirement of the grantee.

 Summary Compensation Table

The table below contains information pertaining to the annual compensation of the Company’s principal executive officer, its principal financial officer, and its two other Executive Officers for calendar years 2017, 2016, and 2015.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total

Jeffrey S. Gorman(5)	2017	$432,500	$202,000	$200,000	-	-	$119,093	$8,232	$961,825
President and Chief	2016	408,333	166,000	-	-	-	120,721	7,168	702,222
Executive Officer	2015	391,000	166,000	-	-	-	111,293	9,080	677,373

James C. Kerr(6)	2017	254,167	140,000	150,000	-	-	-	21,395	565,562
Chief Financial Officer

Brigette A. Burnell(7)	2017	189,167	88,000	100,000	-	-		16,237	393,404
General Counsel and	2016	179,167	70,000	-	-	-	-	14,429	263,596
Corporate Secretary	2015	160,417	65,000	-	-	-	-	12,335	237,752

James C. Gorman	2017	125,000	13,000	-	-	-		1,881	139,881
Chairman	2016	125,000	11,000	-	-	-	-	1,863	137,863
	2015	125,000	11,000	-	-	-	-	5,671	141,671

(1)	The amounts in this column reflect the Executive Officer’s portion of the profit sharing compensation available to substantially all of the Company’s employees, including its Executive Officers.

(2)
The amounts in this column reflect compensation that is subject to performance-based vesting and may not ultimately be received by the named Executive Officer.  The amounts represent the aggregate grant date fair value computed in accordance with ASC Topic 718 of the underlying performance-based shares granted during the reported years. For the performance-based share amounts reported in this column for 2017 that were granted on February 23, 2017, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date.  Assuming that the highest level of performance conditions are achieved , the aggregate grant date fair value of the performance-based share awards reported in this column would be: Jeffrey S. Gorman, $300,000; James C. Kerr, $225,000; and Brigette A. Burnell, $150,000.

(3)
The amounts reflect the non-cash change in pension value recognized for financial statement reporting purposes for the fiscal year ended December 31, 2017, in accordance with SEC Release Nos. 33-8732A; 34-54302A. In computing the change in pension value, the Company applies the assumptions used for financial reporting purposes and a measurement date of December 31 for benefit plan determinations. The change in pension value is the aggregate increase in the actuarial present value of the respective Executive Officer’s accumulated benefit measured on an annual basis from the plan measurement date in 2015 to the measurement date in 2017. Decreases of $15,414, $22,727 and $25,117 in 2017, 2016 and 2015, respectively, are excluded from James C. Gorman’s data per the table’s guidance. The Company does not offer nonqualified deferred compensation earnings to any of its employees.

(4)	Amounts include taxable life insurance and tax preparation fees, as well as Company contributions to the Company’s 401(k) Plan, Employee Stock Purchase Plan and Christmas Savings Plan.

(5)
Mr. Jeffrey S. Gorman’s “Change in Pension Value and Nonqualified Deferred Compensation Earnings” increased each year due to replacement of earlier lower-compensated years with his most recent salary and to additional years of service.

(6)
Mr. James C. Kerr was elected to the position of Chief Financial Officer effective January 1, 2017.  Mr. Kerr’s “All Other Compensation” includes $18,708 for calendar year 2017 for the Company’s contributions to his account in the enhanced 401(k) Plan.

(7)
Ms. Burnell’s “All Other Compensation” includes $14,962, $13,178 and $11,114 for calendar years 2017, 2016 and 2015, respectively, for the Company’s contributions to her account in the enhanced 401(k) Plan.

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of performance-based shares during 2017 to the Company’s named Executive Officers.

		Estimated future payouts under equity incentive plan awards (1)(3)			Grant date fair value of stock
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)	and options awards (2)
Jeffrey S. Gorman	2/23/17	3,217	6,435	9,652	$200,000
James C. Kerr	2/23/17	2,413	4,826	7,239	150,000
Brigette A. Burnell	2/23/17	1,608	3,217	4,826	100,000

(1)
These amounts reflect the threshold, target and maximum number of performance-based shares granted on February 23, 2017 under The Gorman-Rupp Company 2015 Omnibus Incentive Plan. These shares vest on December 31, 2019 based upon the achievement of pre-determined financial performance goals for operating income growth and shareholders’ equity growth over a three-year performance period ending December 31, 2019.

(2)
The value of performance-based shares is calculated assuming achievement of the target level of performance based on the closing market value of the Company’s Common Shares on the grant date in accordance with FASB ASC Topic 718.

(3)
Except for certain limited circumstances as set forth in the Incentive Plan (such as death or a Change in Control), all performance-based shares granted under the Incentive Plan vest at the end of a three year performance period, and the amount vested and paid is based on the levels of achievement of performance goals established by the Compensation Committee. The two performance goals established for the January 1, 2017 through December 31, 2019 performance period are specific ranges of operating income growth and shareholders’ equity growth, weighted 50% each. The range of future payouts is 0% to 150% for each performance goal, with the threshold payout occurring at 50%, the target payout occurring at 100% and the maximum payout occurring at 150%. Grantees under the Incentive Plan do not have any of the rights of a shareholder with respect to any shares granted, including the right to vote or receive dividends, until determination of the achievement of the performance goals and payment of the applicable shares in accordance with the Incentive Plan.

Outstanding Equity Awards at December 31, 2017

The following table sets forth information regarding the number and value of unvested performance-based shares outstanding on December 31, 2017 of the Company’s named Executive Officers.

	Stock Awards
Name	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (1)
Jeffrey S. Gorman	3,217	(2)	$100,403
	3,893	(3)	121,501
	3,662	(4)	114,291

James C. Kerr	2,413	(2)	75,310

Brigette A. Burnell	1,608	(2)	50,186
	1,947	(3)	60,766
	1,831	(4)	57,146

(1)	The values equal the number of performance-based shares indicated multiplied by the closing price of the Company’s Common Shares of $31.21 on December 29, 2017.

(2)
Represents 2017 grants.  These performance shares vest on December 31, 2019 based upon the achievement of pre-determined performance goals.  The number and value of the shares reflected in the table are based on achievement of the minimum threshold level of performance.

(3)
Represents 2016 grants.  These performance-based shares vest on December 31, 2018 based upon the achievement of pre-determined performance goals. The number and value of the shares reflected in the table are based on achievement of the minimum threshold level of performance.

(4)
Represents 2015 grants.  These performance-based shares were scheduled to vest on December 31, 2017 based upon the achievement of pre-determined performance goals. The number and value of the shares reflected in the table are based on achievement of the minimum threshold level of performance. On February 21, 2018, the Compensation Committee reviewed the Company’s financial results for the period ended December 31, 2017 as compared to the performance goals, and determined that none of the performance goals were met and, therefore, all of the 2015 performance shares granted did not vest and were forfeited.

The estimated value of the aggregated number of performance shares that would have become payable to each of the Company’s Executive Officers in the event of a Change of Control followed by a qualifying termination of the Executive Officer’s employment on December 31, 2017 are as follows: Jeffrey S. Gorman — $672,357; James C. Kerr — $150,619; and Brigette A. Burnell — $336,163.

The estimated value of the aggregated number of performance shares that would have become payable to each of the Company’s Executive Officers in the event of death on December 31, 2017 are as follows: Jeffrey S. Gorman — $457,476; James C. Kerr — $50,206; and Brigette A. Burnell — $228,728.

No performance shares would have become payable to the Company’s Executive Officers on December 31, 2017 in the event of the Executive Officer’s retirement or termination due to disability on such date, as the vesting of performance shares in those events is subject to the completion of the relevant performance period and attainment of established performance goals. The first such performance period concluded December 31, 2017.  The Company did not meet the minimum established performance goals for this performance period.

Pension Benefits

The pension plan in which two of the Company’s Executive Officers participate is a defined benefit plan covering certain U.S. employees of the Company. New entry into this plan terminated as of December 31, 2007 and, effective January 1, 2008, an enhanced 401(k) Plan benefit was adopted for new employees hired thereafter.

The pension plan offers participants upon retirement the option to choose between monthly benefits or a single lump sum payment. The monthly pension benefits are equal to the product of 1.1% of the participant’s final average monthly earnings (based on compensation during the final ten years of service) and the number of years of credited service. A single lump sum amount is equal to the present value of the final monthly pension benefit multiplied by a single premium immediate annuity rate as defined by the plan. Historically, nearly all participants in the plan elect the single lump sum amount at retirement. The single lump sum payment option is used for financial reporting purposes for the fiscal year ended December 31, 2017, computed as of the plan measurement date of December 31, 2017.

Actuarial assumptions used by the Company in determining the present value of the accumulated benefit amount consist of a 2.5% interest rate for 2017-2019 with a 4.5% interest rate thereafter, a 3.27% discount rate and the RP-2014 Mortality Table adjusted to 2006 with Generational Projection (Scale MP-2017). Base compensation in excess of $260,000 is not taken into account under the plan. Vesting occurs after five years of credited service.

Pension Benefits Table

The table below summarizes the number of years of credited service and the present value of accumulated pension benefit for the two Executive Officers of the Company who participated in the pension plan for calendar years 2017, 2016 and 2015.

Name and Principal Position	Plan Name	Year	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year

Jeffrey S. Gorman	The Gorman-Rupp Company Retirement Plan	2017	39	$1,511,478	$-
President and Chief		2016	38	1,392,385	-
Executive Officer		2015	37	1,271,664	-

James C. Gorman	The Gorman-Rupp Company Retirement Plan	2017	68	235,983	73,224
Chairman		2016	67	251,398	73,224
		2015	66	274,124	73,224

(1)	The credited years of service are determined as of a measurement date of December 31, 2017.

(2)
The amount represents the actuarial present value of accumulated benefit based on a single sum payment computed as of the plan measurement date of December 31, 2017. The retirement age is assumed to be the normal retirement age of 65 as defined in the plan.

CEO Pay Ratio

The Company believes its executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value and demonstrate a commitment to internal pay equity.  The Compensation Committee monitors the relationship between the pay of our Executive Officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in 2017 to the median of the annual total compensation of all other Company employees for the same period.  The annual total compensation for 2017 of the Company’s CEO was $961,825 and for the median employee was $52,864. The Company’s reasonable estimate, prepared based on applicable SEC rules, of the resulting ratio of the Company’s CEO’s pay to the pay of its median employee for 2017 was 18.2 to 1.

The Company identified the median employee by examining the 2017 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2017.  The calculation included all employees, whether employed on a full-time, part-time, or seasonal basis. The Company did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and did not annualize the compensation for any full-time employees that were not employed by the Company for all of 2017. The Company believes the use of total cash compensation for all employees is a consistently applied compensation measure because it does not widely distribute annual equity awards to employees. Less than two percent of the Company’s employees receive annual equity awards.

After identifying the median employee based on total cash compensation, the Company calculated annual total compensation for such employee using the same methodology used for the CEO as set forth in the 2017 Summary Compensation Table in this Proxy Statement.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information pertaining to the beneficial ownership of the Company’s Common Shares as of February 1, 2018, except as otherwise noted, by (i) each Director and each person nominated for election as a Director, (ii) each Officer named in the summary compensation table, (iii) nominees for Director and Executive Officers of the Company as a group, and (iv) any person who is known to the Company to be a beneficial owner of more than five percent of the Company’s outstanding Common Shares. The address of each of the Company’s Directors, nominees for Director and Executive Officers is in care of The Gorman-Rupp Company, P.O. Box 1217, Mansfield, Ohio 44901.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
Independent Directors and Nominees:
M. Ann Harlan	11,053		*
Thomas E. Hoaglin	34,582		*
Christopher H. Lake	60,233	(2)	*
Kenneth R. Reynolds	16,000		*
Rick R. Taylor	22,354		*
W. Wayne Walston	27,239	(3)	*
Named Executive Officers:
James C. Gorman	1,446,449	(4)	5.5%
Jeffrey S. Gorman	1,608,355	(5)	6.2%
Brigette A. Burnell	1,075		*
James C. Kerr	2,281		*
All Directors and Executive Officers as a group (10 persons):	3,229,621	(6)	12.4%
Other Principal Beneficial Owners:
Dimensional Fund Advisors LP(7)(12)	1,713,131		6.6%
Building One
6300 Bee Cave Road
Austin, TX 78746
GAMCO Investors, Inc.(8)	1,597,625		6.1%
One Corporate Center
Rye, NY 10580
Pioneer Investment Management, Inc.(9)	1,458,881		5.6%
60 State Street
Boston, MA 02109
The Vanguard Group(10)(12)	1,541,037		5.9%
100 Vanguard Blvd.
Malvern, PA 19355
Gayle G. Green(11)	1,384,166		5.3%
PO Box 111
Mansfield, OH 44901

* Represents less than 1% of the outstanding shares.

(1)
Reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power in respect of such security. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the SEC reporting requirements. Voting power or investment power with respect to shares reflected in the table is not shared with others except as otherwise indicated.

(2)
Includes 35,930 shares owned by Mr. Lake’s minor and adult children as to which Mr. Lake considers that he shares the voting and investment power with respect thereto, but otherwise disclaims any beneficial interest therein.

(3)	Includes 24,777 shares held in a trust of which Mr. and Mrs. Walston are co-trustees.

(4)
Includes 166,233 shares held in a trust of which Mr. Gorman is a co-trustee. Mr. Gorman shares voting and investment power with respect to all 166,233 of the shares held in the trust, but otherwise disclaims any beneficial ownership thereof. The amount shown in the table excludes 3,231,042 shares beneficially owned by members of Mr. Gorman’s immediate family and 704,615 shares held in trusts of which he and members of his family have beneficial interests (166,233 of the shares held in trust are the same shares described above). Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (4).

(5)
Includes 134,237 shares owned by Mr. Gorman’s wife and 637,880 shares owned by his adult children. Mr. Gorman considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 116,821 shares held in a trust in which Mr. Gorman has a beneficial interest. Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (5).

(6)	Includes 999,057 shares as to which voting and investment power are shared.

(7)
Based on a Schedule 13G/A filed with the SEC on February 9, 2018. The filing indicates that, as of December 31, 2017, Dimensional Fund Advisors LP had beneficial ownership of 1,713,131 shares, including sole voting power over 1,663,985 shares and sole dispositive power over 1,713,131 shares of the Company’s outstanding Common Shares.

(8)
GAMCO Investors, Inc. is a diversified asset manager and financial services company. Based on a Schedule 13D/A filed with the SEC on September 19, 2012. The filing indicates that Gabelli Funds, LLC had beneficial ownership of 873,531 shares, including sole voting power over 873,531 shares and sole dispositive power over 873,531 shares, GAMCO Asset Management Inc. had beneficial ownership of 668,390 shares, including sole voting power over 662,140 shares and sole dispositive power over 668,390 shares, and Teton Advisors, Inc. had beneficial ownership of 55,704 shares, including sole voting power over 55,704 shares and sole dispositive power over 55,704 shares of the Company’s outstanding Common Shares. The shares reported above have been adjusted to reflect the 5-for-4 stock split effective December 10, 2013.

(9)
Pioneer Investment Management, Inc., an investment advisory business, is an indirect subsidiary of UniCredit S.p.A. Based on a Schedule 13G/A filed with the SEC on January 30, 2015. The filing indicates that, as of December 31, 2014, it had beneficial ownership of 1,458,881 shares, including shared voting power over 1,458,881 shares of the Company’s outstanding Common Shares.

(10)
Based on a Schedule 13G/A filed with the SEC on February 9, 2018. The filing indicates that, as of December 31, 2017, The Vanguard Group had beneficial ownership of 1,541,037 shares, including sole voting power over 19,694 shares, shared voting power over 1,032 shares, sole dispositive power over 1,521,679 shares and shared dispositive power over 19,358 shares of the Company’s outstanding Common Shares.

(11)
Includes 3,406 shares owned by Ms. Green’s husband and 507,081 shares owned by her adult children. Ms. Green considers that she shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 121,700 shares held in trust in which Ms. Green has a beneficial interest. Ms. Green disclaims beneficial ownership of all of the shares referred to in this note (10). Ms. Green is the daughter of Mr. J. C. Gorman and the sister of Mr. J. S. Gorman.

(12)	Applicable percentage ownership is based upon 26,106,623 of the Company’s outstanding Common Shares as of December 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who are beneficial owners of more than ten percent of the Company’s common shares to file reports of ownership and changes in ownership with the SEC.  To the best of its knowledge, the Company believes that, during the past year, all applicable filing requirements for reporting persons were met, except for two inadvertent late filings by W. Wayne Walston related to a series of gifts on August 3, 2015 and August 25, 2016 to and from a trust for estate planning purposes.  These transactions should have been reported on Mr. Walston’s Annual Statement of Changes in Beneficial Ownership on Form 5 filings for the year ended December 31, 2014 and December 31, 2015, respectively, but instead were reported on a Form 5 for the year ended December 31, 2017.

The Board of Directors unanimously recommends that you vote FOR Proposal No. 2 to approve the advisory resolution on the compensation of the Company’s named Executive Officers.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS

(Proposal No. 2)

This proposal is for a non-binding, advisory vote to approve the compensation of the Company’s named Executive Officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named Executive Officers and the compensation philosophy, policies and practices as described in the Executive Compensation — Compensation Discussion and Analysis narrative discussion, Summary Compensation Table and the other related tables and narrative disclosure included in this Proxy Statement. As detailed therein, the Directors are focused on compensating the Executive Officers fairly and in a manner that promotes the Company’s compensation philosophy that compensation of the Executive Officers should be aligned with the Company’s historical compensation, its culture, and its profitability for the continued achievement of long-term shareholder value. Accordingly, the Company is asking shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of The Gorman-Rupp Company approve, on an advisory basis, the compensation of the Company’s named Executive Officers, as disclosed in the Executive Compensation — Compensation Discussion and Analysis narrative discussion, Summary Compensation Table and the other related tables and narrative disclosure included in the Company’s 2018 Proxy Statement.”

While not binding on the Company, the Board of Directors or the Compensation Committee, the results of shareholder voting on this proposal will be considered by the Board and Compensation Committee when making future compensation decisions for the Company’s named Executive Officers.

The Board of Directors unanimously recommends that you vote FOR Proposal No. 3 to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 3)

This proposal is for a vote to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company during the year ending December 31, 2018. Ernst & Young LLP has served as the Company’s independent external auditor continuously for over fifty years.  Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Fees paid to Auditors

The Company paid Ernst & Young LLP the following fees in connection with the Company’s fiscal years ending December 31, 2017 and 2016:

Ernst & Young	2017	2016
Audit Fees(1)	$1,389,700	$1,325,000
Audit-Related Fees(2)	111,300	130,700
Tax Fees(3)	3,000	10,000
All Other Fees(4)	-	-
Total	$1,504,000	$1,465,700

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q, or services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees.” The audit-related fees paid were primarily for financial reporting and other advisory services.

(3)	Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax consulting and tax planning.

(4)	The “all other fees” category consists of the aggregate fees billed for products and services provided not included in the other three categories.

Under its charter, the Audit Committee is directly responsible for the oversight of the work of Ernst & Young LLP and has the sole authority to (i) appoint, retain and terminate Ernst & Young LLP, (ii) pre-approve all audit engagement fees, terms and services, and (iii) pre-approve scope and fees for any non-audit engagements with Ernst & Young LLP. The Committee exercises this authority in a manner consistent with applicable law and the rules of the SEC and the NYSE, and Ernst & Young LLP reports directly to the Audit Committee. In addition, the Audit Committee has determined to delegate its authority to grant any pre-approvals to its Chairman, subject to the report of any such pre-approvals to the Audit Committee at its next scheduled meeting for ratification. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee is directly involved in the selection of Ernst & Young LLP’s new lead engagement partner.  In accordance with its charter, the Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2017.

Ratification by the shareholders of the appointment of Ernst & Young LLP is not required by law. However, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Audit Committee, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants would be considered by the Audit Committee in determining whether to continue the engagement of Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different firm of independent registered public accountants for the Company at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

GENERAL INFORMATION

The Company’s 2017 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to all shareholders of the Company.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by employees of the Company. No separate compensation will be paid for the solicitation of proxies, although the Company may reimburse brokers and other persons holding Common Shares in their names or in the names of nominees for their expenses in sending proxy materials to the beneficial owners of such Common Shares.

Any proposal by a shareholder intended to be included in the proxy materials to be distributed by the Company in connection with the 2019 Annual Meeting of Shareholders must be received by the Company on or before November 23, 2018. If notice of a shareholder proposal is received after February 6, 2019, proxies solicited by the Company in connection with the 2019 Annual Meeting are expected to grant the proxy holders discretionary voting authority on the proposal if and when it is raised at such Annual Meeting, regardless of whether the proposal is disclosed in the Company’s proxy materials.

Any shareholder wishing to communicate with the Board of Directors or a specific Director, if applicable, may send a written statement or inquiry to the Company’s Corporate Secretary at the Company’s mailing address. All writings will be acknowledged by the Corporate Secretary and presented for consideration and response at the next scheduled Board meeting.

OTHER BUSINESS

Financial and other reports will be submitted to the Meeting, but it is not intended that any action will be taken in respect thereof. The Company did not receive notice by February 6, 2018 of, and the Board of Directors is not aware of, any matters other than those referred to in this Proxy Statement which might be brought before the Meeting for action. Therefore, if any such other matters should arise, it is intended that the persons appointed as proxy holders will vote or act thereon in accordance with their own judgment.

You are urged to date, sign and return your proxy promptly. For your convenience, enclosed is a self-addressed return envelope requiring no postage if mailed in the United States.

By Order of the Board of Directors

BRIGETTE A. BURNELL
General Counsel and Corporate Secretary

March 23, 2018

THE GORMAN-RUPP COMPANY P.O. BOX 1217 MANSFIELD, OH 44901-1217
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E36566-P01163	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE GORMAN-RUPP COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐

Nominees:

01)	James C. Gorman	05)	Christopher H. Lake
02)	Jeffrey S. Gorman	06)	Kenneth R. Reynolds
03)	M. Ann Harlan	07)	Rick R. Taylor
04)	Thomas E. Hoaglin	08)	W. Wayne Walston

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Approve, on an advisory basis, the compensation of the Company's named Executive Officers.	☐	☐	☐

3.	Ratify the appointment of Ernst & Young LLP as independent registered public accountants for the Company during the year ending December 31, 2018.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon and conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) above. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTE: If you access the proxy materials at www.proxyvote.com, you will need to enter the 16-digit control number located on the reverse side of this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E36567-P01163

The Gorman-Rupp Company
Annual Meeting of Shareholders
Scheduled for April 26, 2018
This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) hereby appoint(s) James C. Gorman, Jeffrey S. Gorman and Brigette A. Burnell as Proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote all of The Gorman-Rupp Company Common Shares held of record on March 5, 2018 by the undersigned shareholder(s) at the Annual Meeting of Shareholders to be held on April 26, 2018, or at any adjournment or postponement thereof, as designated on the reverse.

When properly executed, this proxy will be voted in the manner directed by the signed shareholder(s); if no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT NOTICE TO PARTICIPANTS IN THE GORMAN-RUPP COMPANY 401(k) PLAN:
Bank of America Merrill Lynch, as Trustee of The Gorman-Rupp Company 401(k) Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by The Gorman-Rupp Company 401(k) Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted on such matters.

In order to ensure that your 401(k) securities are voted as you wish, this proxy must be voted and received by 10:00 A.M., Eastern Time, April 24, 2018.

Continued and to be signed on reverse side